EXHIBIT 99

DIME COMMUNITY BANCSHARES, INC. ANNOUNCES ESTIMATED EARNINGS FOR THE JUNE 2009 QUARTER

Brooklyn, New York – July 13, 2009 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company"), the parent company of The Dime Savings Bank of Williamsburgh ("Dime"), today estimated consolidated net income of $6.9 million, or 21 cents per diluted share, for the quarter ended June 30, 2009, compared to $2.9 million, or 9 cents per diluted share, for the quarter ended March 31, 2009 and $8.4 million, or 26 cents per diluted share, for the quarter ended June 30, 2008.

Upcoming Events
Beginning this month, the Company will be making several presentations both to investors and at financial investor conferences.  In order to facilitate the timely discussion of financial information and business conditions during those meetings, the Company is issuing this pre-release of certain of its financial and credit performance highlights.

Core Earnings
For the current quarter, the Company’s earnings reflect an after-tax other-than temporary impairment ("OTTI") charge of approximately $486,000, or $0.01 per share.  During the quarter ended March 31, 2009, the Company’s earnings reflected an after-tax OTTI charge of $3.1 million, or $0.08 per share.  During the quarter ended June 30, 2008, the Company recorded a non-recurring adjustment to income tax expense, which added $590,000 to earnings after-tax, or $0.02 per share.  Core earnings per share, which excluded these OTTI charges and other significant non-recurring items, were $0.23, $0.17 and $0.24 for the quarters ended June 30, 2009, March 31, 2009 and June 30, 2008, respectively.

Credit Performance
Non-performing loans were approximately $12.9 million at June 30, 2009, $13.1 million at March 31, 2009, and $6.9 million at June 30, 2008. Approximately $16.9 million of loans were over 30 days delinquent as of June 30, 2009, compared to $19.1 million at March 31, 2009.  At June 30, 2009, the ratio of non-performing loans to total loans approximated 0.40%, compared to a ratio of 0.40% at March 31, 2009.

According to Vincent F. Palagiano, Chairman and Chief Executive Officer, “In the current environment, management and the Board are gratified with the relative performance of the loan portfolio to date, and believe that this performance reflects the prudent underwriting standards consistently applied throughout this decade.  However, we are not concluding that problems in the commercial real estate sector have reached their apex.  Our expectation is that the accumulation of individual loan problems will not rise to a material level within our portfolio, regardless of conditions in the wider commercial real estate market, due to the preponderance of rent-regulated multifamily loans in the portfolio.”  Nonetheless, management will again guide to a $3 million quarterly provision for loan losses in its third quarter 2009 EPS guidance.  By comparison, the Company incurred $4.1 million in credit costs (including provisions) in the first quarter of 2009, and approximately $2.3 million in the second quarter of 2009.

At June 30, 2009, the allowance for loan losses approximated $20.0 million, or about 155% of non-performing loans, compared to $18.4 million, or 140% of non-performing loans at March 31, 2009.

OTTI Charges
This quarter’s estimated after-tax OTTI charge of $486,000 reflects the fact that additional payment deferrals have occurred within the collateral pool underlying certain of the Bank’s eight trust preferred collateralized debt obligation securities.  During the quarter, the Bank failed to receive a portion of the interest due on two of these securities having a cost basis of $3.3 million net of credit-related OTTI.  The remaining six securities, with a total cost basis of $12.6 million net of credit-related OTTI, are current on all contractual obligations.

Net Interest Margin
Net interest margin was approximately 2.78% in the June 2009 quarter, up from 2.51% in the March 2009 quarter, and 2.67% in the June 2008 quarter.  Net interest margin continues to benefit from the declining costs of repricing deposits, which we anticipate will continue to be the case through the remainder of the year.  As announced previously, the Company is also taking advantage of the high liquidity component of the balance sheet to manage both its cost and mix (deposits and borrowings) of funding.

Capital
The Company continued to grow its consolidated ratio of tangible capital to tangible assets to approximately 6.00% as of June 30, 2009 from 5.83% as of March 31, 2009.

Loan Originations
Real estate loan originations totaled approximately $111.4 million during the quarter ended June 30, 2009 with an estimated weighted average rate of 6.08%, compared to originations of $83.7 million during the quarter ended March 31, 2009 at a weighted average rate of 6.21%.  During the June 2009 quarter, the Bank sold an 80% participation in approximately $124 million of multifamily loans from its portfolio.  The loans were sold at par and without recourse. This transaction settled on April 20, 2009 and the Bank recognized a mortgage servicing gain of approximately $635,000 on the sale (as a component of mortgage banking income), which was reflected in core earnings for the June 2009 quarter. The Bank retained servicing on all of the loans.  At June 30, 2009 the loan commitment pipeline was approximately $136 million with an approximate weighted average rate of 5.80%.  At March 31, 2009, the loan commitment pipeline was $70.3 million with a weighted average interest rate approximating 6.00%.

Full Release
The full earnings release containing management’s discussion and analysis of the Company’s second quarter performance, along with the third quarter earnings per share guidance,

remains scheduled for release on Monday, July 27, 2009, prior to the opening of the markets in New York.

ABOUT DIME COMMUNITY BANCSHARES
The Company had approximately $4.0 billion in consolidated assets as of June 30, 2009, and is the parent company of Dime.  Dime was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-three branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Dime can be found on Dime's Internet website at www.dime.com.

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Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279